Exhibit 10.2

CONSULTING AGREEMENT

This Agreement is being made and entered into this 15th day of March, 2005, by and between Memory Pharmaceuticals Corp. (the “Company”), and Axel J. Unterbeck, Ph.D. (“Consultant”).

WITNESSETH

WHEREAS, Consultant will no longer be an employee of the Company effective as of April 1, 2005;

WHEREAS, the Company desires to secure services from Consultant to perform those duties described herein and Consultant desires to provide such services;

WHEREAS, the Company desires to engage Consultant as an independent contractor to perform the services described herein; and

WHEREAS, the parties desire to state the terms and conditions of Consultant’s services, effective as of the date of this Agreement, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1. CONDITIONED UPON CONSULTANT EXECUTING SEPARATION AGREEMENT. Consultant agrees that this Consulting Agreement is conditioned upon Consultant’s executing and delivering in a timely manner and not exercising his right to revoke, the Separation Agreement dated March 15, 2005 (the “Separation Agreement”). If Consultant fails to do so, then this Consulting Agreement, even if signed by Consultant and/or Company, shall be null and void.

2. TERM; TERMINATION.

2.1. The term of this Agreement shall commence on April 1, 2005 and shall continue for a period of six (6) months until September 30, 2005 (the “Term”) or until earlier terminated by the Company or Consultant as described herein.

2.2. The Company may terminate this Agreement prior to the end of the Term, but only for “Cause”. For purposes of this Agreement, “Cause” shall have the same meaning as is set forth in Section 7(b) of Consultant’s January 5, 1998 Employment Agreement. Consultant shall not be eligible for any further compensation, bonus opportunity or paid benefit continuation if the consultancy is terminated by the Company for Cause prior to the conclusion of the Term. Notwithstanding any termination under this paragraph, Consultant shall continue to remain subject to paragraph 6 herein.

2.3. Consultant may terminate the Consultant Agreement by giving the Company thirty (30) days’ prior written notice, in which case the Company will pay Consultant any amounts owed to date plus a bonus of five thousand dollars ($5,000.00), subject to paragraph 4.3. Consultant shall not be eligible for any further compensation, bonus opportunity or paid benefit continuation if the consultancy is terminated by Consultant prior to the conclusion of the Term. Notwithstanding any termination under this paragraph, Consultant shall continue to remain subject to paragraph 6 herein.

3. CONSULTING SERVICES.

3.1. During the Term, Consultant shall use his reasonable best efforts to assist with projects identified by the CSO or CEO from time to time in areas related to the Company’s R&D strategy and communications (the “Consulting Services”). Consultant shall be available to the Company for at least ten (10) hours per week.

3.2. Consultant may work for another person or entity during the Term, provided that Consultant issue such request in advance and in writing to the CEO and CSO, who shall provide the Company’s consent to such request if such other person or entity is not in competition with the Company, but who may provide or withhold such consent in their sole discretion if such other person or entity is in competition with the Company, in each case within the meaning of Section 4(b) of the January 5, 1998 Employment Agreement. In any event, Consultant shall remain subject to the restrictions set forth in paragraph 6.

4. COMPENSATION AND REIMBURSEMENT.

4.1. The Company shall pay Consultant a fee of twelve thousand dollars ($12,000.00) per month, which shall be payable on a monthly basis. If the consultancy is terminated prior to the conclusion of the Term, Consultant shall be paid on a pro-rata basis for any work performed through such last date. The Company shall issue a Form 1099 in connection with the compensation paid to Consultant pursuant to this Agreement.

4.2. In each case subject to paragraph 4.3, (i) if the Consultant shall voluntarily terminate this Agreement prior to the end of the Term pursuant to Section 2.3, Consultant shall receive a bonus of five thousand dollars ($5,000.00) upon such termination; or (ii) if this Agreement is not terminated by either the Company pursuant to Section 2.2 or the Consultant pursuant to Section 2.3 prior to the expiration of the Term, then at the conclusion of the Term, Consultant shall receive a bonus of twenty-five thousand dollars ($25,000.00).

4.3. Consultant agrees that at the conclusion of the Term (or sooner if the Consulting Agreement is terminated prior to the Term’s conclusion), Consultant shall execute and deliver a General Release in the form annexed hereto as Exhibit 1. The payment of the bonus amount(s) described in paragraph 4.2 shall be consideration for and conditioned upon Consultant’s execution and delivery of the General Release.

4.4. The Company will reimburse Consultant for all reasonable home office expenses incurred by him in the course of the performance of the Consulting Services hereunder. Consultant shall not have an office at the Company or secretarial support during the Term. The Company will continue to pay his cell phone and blackberry charges, and his membership dues in those professional societies of which he is currently a member, during the Term

4.5. The Company will allow Consultant to continue to be a member of its group medical and dental insurance plans for the benefit continuation period required by applicable law, which shall be at the Company’s expense during the Term, and, thereafter at the Consultant’s expense for the remainder of the benefit continuation period required by applicable law. In addition, the Company will allow Consultant to remain covered by its portable executive disability insurance plan, at the Company’s expense, during the Term. If Consultant obtains alternate group medical or dental or alternate executive disability coverage during the Term, Consultant agrees to notify the Company in writing within two (2) days thereof, in such event, the Company will discontinue immediately its payments. In addition, if the Term is terminated prior to September 30, 2005 by either party, the Company shall immediately discontinue its payment of Consultant’s benefit continuation expenses.

4.6. Consultant may continue use of the Company leased car during the Term. Consultant agrees to inform Company in writing thirty (30) days prior to the end of Term whether he intends to take over the lease personally after the Term. If the Term is terminated prior to September 30, 2005 by either party, Consultant shall inform the Company within two (2) days of providing or receiving notice of termination whether he intends to take over the lease personally.

5. INDEPENDENT CONTRACTOR. During the Term of this Agreement, Consultant is an independent contractor, not an employee or agent of the Company. In performance of this Agreement, Consultant will be acting as an independent contractor including, without limitation, for federal (including social security and unemployment), state and local tax purposes. Consultant acknowledges that Consultant shall have responsibility for payment of all taxes, social security (FICA), withholding, unemployment insurance tax (FUTA) or other amounts due or becoming due to any taxing authority, and Consultant further agrees to hold the Company harmless from any and all claims and liability for such taxes and penalties, and will indemnify the Company for any damages and losses, including reasonable attorneys’ fees that the Company may incur in defense or payment of any such claim for taxes or penalties levied against the Company on Consultant’s account by any services covered under this Agreement. Except as may otherwise be set forth in the Separation Agreement entered between Consultant and the Company, the only monetary or economic obligation of the Company to Consultant under the terms of this Agreement is to provide the payments and benefits set forth in paragraph 4 of this Agreement. Consultant acknowledges and agrees that Consultant shall not be entitled to participate in any pension, group life, health and disability insurance or other employee benefit plans that may from time to time be offered to employees of the Company, except as otherwise stated herein Neither party shall have authority to, expressly or impliedly, bind or attempt to bind the other in contract, debt or otherwise.

6. CONFIDENTIALITY AND NONCOMPETITION AGREEMENT. During the Term, Consultant agrees to continue to abide by the terms of paragraphs 4, 5, 6, 8 and 9 of the January 5, 1998 Employment Agreement, as amended, between Consultant and Company (the “January 5, 1998 Employment Agreement”), which is incorporated herein by reference, and the terms of which shall survive the Term. Consultant further agrees that the time period referenced in paragraph 4(b) of the January 5, 1998 Employment Agreement shall be extended from one year to eighteen (18) months, commencing on April 1, 2005 and ending on September 30, 2006.

7. MISCELLANEOUS.

7.1. Until and unless this Agreement is publicly disclosed by the Company, Consultant understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that, until such time as the Company publicly discloses this Agreement, Consultant will not reveal, discuss, publish or in any way communicate any of the terms, amounts or facts of this Agreement to any person, organization or other entity, with the exception of disclosure (i) to his immediate family members and professional representatives (including financial, tax and legal), (ii) to any prospective employer, but only to the extent necessary to inform such employer concerning any restrictions relating to confidentiality and non-competition regarding Consultant’s ability to perform services for such employer; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) who has ordered or required Consultant to disclose or make accessible such information, provided that Consultant will provide the Company with prompt notice of such order so that it may seek an appropriate protective order or other appropriate relief; or (iv) with respect to any litigation, arbitration or mediation involving this Agreement.

7.2. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, except for the Separation Agreement, the January 5, 1998 Employment Agreement (as amended, and as modified herein) and the General Release to be executed. This Agreement may not be assigned by Consultant, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of New Jersey, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provision of this Agreement, or to their breach, shall be in the State or Federal courts located in the State of New Jersey. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, or by registered mail if to Consultant, to his home address as listed in the Company’s records and if to the Company, to the CEO at the Company’s headquarters.

7.3. Consultant will comply with all applicable laws and regulations in regard to all of Consultant’s activities relating to this Agreement and the performance of Consultant’s services hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEMORY PHARMACEUTICALS CORP.

/S/ Tony Scullion	March 15, 2005

Tony Scullion, Chief Executive Officer	Date

AXEL J. UNTERBECK, PH.D.

/S/ Axel J. Unterbeck, Ph.D.	March 15, 2005

Date

EXHIBIT 1 to CONSULTING AGREEMENT

GENERAL RELEASE

1. In exchange for Memory Pharmaceuticals Corp. providing Axel J. Unterbeck, Ph.D. with good and sufficient consideration as recited in the Separation Agreement dated      , 2005 (the “Separation Agreement”) and the Consulting Agreement dated      , 2005 (the “Consulting Agreement”), Axel J. Unterbeck, Ph.D., his heirs, executors, administrators, successors and assigns (“Unterbeck”) hereby waives all claims against Memory Pharmaceuticals Corp., including its present or former parent, subsidiaries, divisions, affiliates, successors, assigns, representatives, agents, shareholders, officers, directors and employees (collectively the “Company”) and releases and discharges the Company from liability for any claims or damages Unterbeck may have against it as of the date of this General Release, including but not limited to any claim relating to the performance of services pursuant to the Consulting Agreement, whether known or unknown, including, but not limited to (and to the extent applicable), any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on his performance of services for the Company, including, but not limited to, any claim for attorneys’ fees and costs.

2. The terms of the previously executed Separation Agreement are hereby reaffirmed, remain in full force and effect and are not in any way diminished by the terms of this General Release.

3. This General Release shall be interpreted for all purposes consistent with the laws of the State of New Jersey, without regard to its conflicts of law provisions. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release or the Separation Agreement.

4. Unterbeck’s signature below indicates that he is entering into this General Release freely, knowingly and voluntarily, with a full understanding of its terms. Unterbeck also acknowledges that he has had a period of at least twenty-one (21) days in which to consider the terms of this General Release and that he will have seven (7) days from the date he signs this General Release to revoke it as it pertains to his release of claims under the Age Discrimination of Employment Act, as amended, by notifying the Chief Executive Officer of Memory Pharmaceuticals Corp. in writing prior to the expiration of the seven (7) day period.

This General Release may be executed by facsimile signature, which shall be deemed an original.

IN WITNESS WHEREOF, Unterbeck has hereunto set his hand and seal on the      day of      , 2005.

AXEL J. UNTERBECK, PH.D.

Subscribed to and Sworn before me
This            day of 2005

Notary Public